FOR IMMEDIATE RELEASE

Phelps Dodge Contacts:
Investors                                   Media
Phelps Dodge                                Phelps Dodge
Thomas M. Foster                            Susan M. Suver
(602) 234-8139                              (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.           Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper   George Sard/David Reno/Paul Caminiti
(212) 953-5555                              (212) 687-8080

Cyprus Amax Contacts:
Cyprus Amax
John Taraba
(303) 643-5244
Gerald J. Malys
(303) 643-5060


                       PHELPS DODGE TO ACQUIRE CYPRUS AMAX
                       -----------------------------------

         PHOENIX, AZ and DENVER, CO, September 30, 1999 -- Phelps Dodge Corporation (NYSE: PD) and Cyprus Amax Minerals Company (NYSE: CYM) today announced they have signed a definitive merger agreement under which Phelps Dodge will acquire Cyprus Amax for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

         Phelps Dodge is amending its exchange offer for Cyprus Amax, which will now be scheduled to expire at midnight on October 15, 1999. Cyprus Amax shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Cyprus Amax share. The all-cash election for Cyprus Amax shareholders is $20.54 per Cyprus Amax share and the all-stock election is 0.3500 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation of approximately 63% stock and 37% cash. The stock portion of the consideration received will be tax-free to Cyprus Amax shareholders.

         Based on Phelps Dodge's closing share price yesterday, the agreement currently values Cyprus Amax at $19.80 per share, or a total equity value of approximately $1.8 billion, based on approximately 90.7 million Cyprus Amax shares outstanding.


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


         Phelps Dodge expects the transaction to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the $690 million cash portion of the offer through existing credit facilities and cash on hand.

         Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to a majority of Cyprus Amax's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

         Prior to entering into the agreement with Phelps Dodge, Cyprus Amax terminated its merger agreement with Asarco Incorporated (NYSE: AR) in accordance with the procedures agreed to with Asarco earlier this week.

         The combination of Phelps Dodge and Cyprus Amax will create a world-class, lower-cost global copper producer and provide significant opportunities to integrate operations in the southwestern United States, administrative functions, and exploration and development activities. Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

         "We are extremely pleased that we were able to reach a negotiated agreement with Cyprus Amax that is clearly in the best interest of both companies," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We will move quickly to close this compelling transaction and to begin realizing the strategic and financial benefits of the combination."

         Yearley added, "Phelps Dodge remains interested in acquiring Asarco to realize the additional benefits of a three-way combination -- if we can do so on terms that make economic sense for our shareholders. Our 40% premium exchange offer remains on the table, and we hope to have further discussions with Asarco."

         Milton H. Ward, Chairman, President and Chief Executive Officer of Cyprus Amax, said, "This premium transaction provides significant current value to Cyprus Amax shareholders as well as the opportunity to participate in what we believe is the substantial upside potential of the combination. We are confident that Cyprus Amax customers will be well served, and our shareholders and employees will benefit from being part of a world-class global copper producer."


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

         Phelps Dodge expects to achieve annual cash cost savings of at least $100 million from the combination, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

         J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We have done a great deal of advance planning and, working closely with representatives of Cyprus Amax, our integration teams will move swiftly to realize the full benefits of this combination."

         Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge and Merrill Lynch served as financial advisor to Cyprus Amax. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge and Wachtell, Lipton, Rosen & Katz served as legal advisor to Cyprus Amax.

         Cyprus Amax Minerals Company, headquartered in Englewood, Colorado, is a leading producer of copper, the world's largest producer of molybdenum, and holds a 30% interest in Kinross Gold. Cyprus Amax is exploring for minerals worldwide. Additional information can be found at www.cyprusamax.com.

         Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries. Additional information can be found at www.phelpsdodge.com.


STATEMENTS IN THIS PRESS RELEASE INCLUDE "FORWARD-LOOKING STATEMENTS" THAT EXPRESS EXPECTATIONS OF FUTURE EVENTS OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANIES CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF COMPANY REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.